UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 14, 2005
 Date of Report (date of earliest event reported)

DIGITAL VIDEO SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28472	77-0333728
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(IRS Employer Identification Number)

430 Cambridge Avenue, Suite 110
Palo Alto, California    94306
(Address of principal executive offices including zip code)

(650) 322-8108
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Section 3 - Securities and Trading Markets

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 14, 2005, Digital Video Systems, Inc. (the "Company") received a letter (the "Letter") from The Nasdaq Stock Market ("Nasdaq") Staff (the "Staff") stating that the Company may have violated Marketplace Rule 4350(i) - Shareholder Approval. The Staff cited the Company's December 2004 and January 2005 issuances of an aggregate of 47,732 shares of common stock and warrants to purchase up to 7,189 shares of common stock to three former employees in settlement of litigation as being transactions that may have required stockholder approval pursuant to Marketplace Rule 4350(i). Rule 4350(i) requires stockholder approval for equity compensation issued to officers, directors, employees and consultants.

The Letter also noted that the Company may not be in compliance with Marketplace Rule 4310(c)(2) - Qualification Requirements for Domestic and Canadian Securities, specifically with respect to the stockholders' equity/market value of listed securities/net income requirements. The Staff's analysis regarding the Company's stockholders' equity compliance was based, in part, on the potential impact of a jury verdict against the Company in the amount of approximately $2.7 million, which is still the subject of post-trial motions that have yet to be decided.

The Letter also noted the Company's notification to Nasdaq dated March 11, 2005, that, due to the resignation of one of its independent directors for family reasons, it temporarily does not have a majority of independent directors, as required by Rule 4350(c)(1), or a minimum of three independent directors sitting on its Audit Committee, as required by Rule 4350(d)(4). This information was the subject of a Current Report on Form 8-K filed on March 14, 2005. While the notice acknowledged that Marketplace Rules 4350(c)(1) and 4350(d)(4) provide a cure period until the earlier of the Company's next annual stockholders' meeting or March 9, 2006 to regain compliance, the Letter notified that Company that the Panel was being asked to consider this issue as well.

The Company was invited to address these issues in a written submission to the Listing Qualifications Panel (the "Panel"), which will consider whether continued listing on the Nasdaq SmallCap Market is appropriate. The Company intends to submit a letter to the Panel on March 21, 2005 explaining why it believes it is in compliance with the stockholder approval and equity capital requirements and confirming its intention to meet the independent director requirements within the applicable cure period under the Nasdaq Marketplace Rules. No date has been set for the Panel to meet to consider these issues. Pending the Panel's decision, the shares of the Company's common stock will continue to trade on The Nasdaq SmallCap Market. In the event that the Company's securities are delisted from The Nasdaq SmallCap Market, the Company expects that the Company's securities will eligible for quotation on the OTC Bulletin Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGITAL VIDEO SYSTEMS, INC.
By:	/s/ Thomas A. Spanier Thomas A. Spanier Chief Executive Officer

Date: March 18, 2005